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                 [FEDERAL REALTY INVESTMENT TRUST LETTERHEAD]


                                                                April 12, 1999


Dear Shareholder:

        A few weeks ago, we mailed you proxy materials relating to the Annual Meeting of the Trust's shareholders, scheduled for May 5, 1999. This year's meeting is of particular importance since, in addition to electing Trustees, shareholders are being asked to consider and approve a proposal to change the domicile of the Trust from the District of Columbia to Maryland by amending our declaration of trust.

        Your Board of Trustees believes that this reorganization is in the best interests of the Trust and its shareholders, and unanimously recommends a vote FOR this important proposal. Your Board believes that Maryland law will provide specific rights and powers in connection with the organization and operation of the Trust and will make clear rights and powers which are not specifically granted to trusts under District of Columbia law. In addition, Maryland trust REITs are not subject to annual franchise or similar taxes imposed by many other states on corporate or trust entities. The Board believes that reorganization as a Maryland trust REIT should provide greater predictability with respect to the Trust's affairs.

        In order to be approved, the reorganization proposal must receive the affirmative vote of holders of at least two-thirds of the Trust's outstanding shares. Therefore, a failure to vote will have the same effect as a vote AGAINST the reorganization proposal. Accordingly, please complete the enclosed duplicate proxy and return it in the envelope provided at your earliest convenience. We hope every shareholder will vote his or her shares.

        Your interest and participation in the affairs of the Trust are appreciated.

                                                        Sincerely,



                                                        /s/


                                                        Steven J. Guttman
                                                        President and Chief
                                                           Executive Officer